Exhibit 10.01
HARTFORD 2010 INCENTIVE STOCK PLAN &, IF APPROVED BY SHAREHOLDERS, THE HARTFORD 2014 INCENTIVE STOCK PLAN:

ADMINISTRATIVE RULES
ADOPTED BY THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
OF THE HARTFORD FINANCIAL SERVICES GROUP, INC.

RELATING TO AWARDS FOR NON-EMPLOYEE DIRECTORS

Set forth below are the Administrative Rules (“Rules”) which have been adopted by the Compensation and Management Development Committee (the "Compensation Committee") of the Board of Directors of The Hartford Financial Services Group, Inc. (the “Company”) for the administration of awards under The Hartford 2010 Incentive Stock Plan (the "2010 Plan") and, if approved by shareholders, The Hartford 2014 Incentive Stock Plan (the “2014 Plan” and, together with the 2010 Plan, the “Plans”) for Non-Employee Directors of the Company. All terms and conditions of the Plans (including those relating to any Change of Control of the Company), as they may be amended from time to time, and the rules and interpretations applicable under the Plans, as they may be adopted by the Compensation Committee from time to time, shall apply to all awards granted under the Plans except as otherwise provided pursuant to the Rules set forth herein. Capitalized terms used herein shall have the meanings specified herein or assigned by the Plans.

1.
Annual Non-Employee Director Restricted Stock Awards. An annual award of Restricted Stock automatically shall be made in an amount as may be determined appropriate by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) from time to time, to each director of the Company who is not an officer of, or otherwise employed by, the Company or any of its subsidiaries or affiliates (“Non-Employee Director”). The grant date of such award shall be the first day of the next scheduled trading window following the date of the Annual Meeting of Stockholders of the Company at which such Non-Employee Directors are elected.

2.
Amount of Awards. The amount of Restricted Stock granted for each Non-Employee Director’s annual award shall be determined by dividing (a) the dollar amount of the annual award as may be in effect at the time of award as determined by the Nominating Committee pursuant to Rule 1, by (b) the Fair Market Value of the Stock on the grant date of the annual award, rounded up to the nearest whole share.

3.
General Rule for Lapse of Restrictions on Restricted Stock. Except as otherwise provided in the Plans, the restrictions on Restricted Stock awarded to Non-Employee Directors under the Plans shall lapse in accordance with the following vesting schedule (or such other vesting schedule as may be determined appropriate by the Nominating Committee from time to time): the restrictions on such Restricted Stock shall lapse on the earlier of (i) the last day of the Board service year (the period between dates of Annual Meetings of Stockholders) during which he or she is elected or (ii) the first anniversary of the award grant date. Notwithstanding the preceding sentence, the restrictions on Restricted Stock awarded to a Non-Employee Director shall lapse automatically upon the occurrence of any of the following events: (a) retirement from service on the Board in accordance with the Company’s Corporate Governance Guidelines, (b) death of the Non-Employee Director, (c) Total Disability of the Non-Employee Director, (d) resignation by the Non-Employee Director under cases of special circumstances where the Compensation Committee, in its sole discretion, consents to waive any remaining restriction, or (e) a Change of Control (in the event of a Change of Control as described in Section 9(a)(iii) or Section 9(a)(iv) of the Plans, in the case of a Non-Employee Director whose service on the Board involuntarily terminates on or after the date of the stockholder approval described in either of such Sections but before the date of the consummation described in either of such Sections, the date of termination of such Non-Employee Director’s service shall be deemed for purposes of the Plans to be the day following the date of the applicable consummation). Restricted Stock shall be forfeited only when the Compensation Committee, in its sole discretion, so determines.

4.
Registration of Restricted Stock. All shares of restricted stock granted to Non-Employee Directors will be registered in their respective names and held in escrow by the Company until the restrictions on such shares lapse in accordance with the Plans and these Rules. Shares of restricted stock may be evidenced on a book entry or electronic basis or pursuant to other arrangements (including, without limitation, in an omnibus or nominee account administered by a third party), rather than such shares being registered in the respective names of the Non-Employee Directors and held in escrow, so long as the shares of restricted stock to the credit of each Non-Employee Director may be accurately determined.

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5.
Dividends and Voting Rights. Pursuant to Section 7(j) of the Plans, Non-Employee Directors shall receive dividends with respect to all Restricted Stock held in escrow on their behalf and shall have the right to vote such Restricted Stock.

6.	Prorated Awards for Non-Employee Directors Elected After Annual Non-Employee Director Restricted Stock Awards are Made.

(a) A Non-Employee Director elected to the Board after the annual Non-Employee Director Restricted Stock Awards described in Rule 1 are made shall receive a prorated annual Award of Restricted Stock for the portion of the Board service year (the period between dates of Annual Meetings of Stockholders) during which he or she is elected, determined in accordance with current administrative procedures.

(b) A Non-Employee Director who is elected to the Board before the annual Non-Employee Director Restricted Stock Awards described in Rule 1 are granted, but after the start of the Board service year to which such Restricted Stock Awards relate, shall also receive the full annual Restricted Stock Award for such upcoming Board service year, calculated as described in Rule 2 and granted as described in Rule 1.

Election to Receive Stock in Lieu of Annual Cash Retainer. A Non-Employee Director may elect to receive unrestricted Stock in lieu of all or a portion of the annual Board cash retainer for a Board service year. Such election shall be made prior to the start of the applicable Board service year. Any such unrestricted Stock shall be transferred to the Non-Employee Director as of the first trading day of the trading window next following the start of the applicable Board service year. The number of shares of Stock transferred shall be determined by dividing the elected dollar amount of the annual Board cash retainer by the Fair Market Value of the Stock on the first day of the applicable trading window. A Non-Employee Director elected after the date of the Annual Meeting of Stockholders may not elect to receive unrestricted Stock in lieu of the Board cash retainer.

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